EXHIBIT 99.2

Armada Oil Provides Corporate Update

Dallas, TX (June 10, 2013) Armada Oil, Inc. (OTCBB: AOIL) (the “Company”), an oil and gas exploration and production company, today provided a corporate update.

After further evaluation of its Texas projects, the Company recently sold its interest in leases in Archer County in north Texas. However, it is in the process of becoming the operator of its leases in Young County, Texas. Although production from the Young County leases is minimal at this time, the Company believes there is potential for increased production and capital appreciation in this field. Armada Operating, LLC (f/k/a Mesa Energy Operating, LLC) will operate the properties in Young County and will also drill and operate future wells in Oklahoma and Wyoming as well as any additional properties acquired in Texas.

Although it is too early to report meaningful results, the Company’s previously announced south Louisiana production enhancement program is progressing well. An increase in production of up to 20% in the 3rd quarter of this year is anticipated.

As part of a realignment of its overall business strategy, the Company has agreed to relinquish a 1,280 acre lease position in its Wyoming project area in exchange for the cancellation of prior agreements with TR Energy. That change in direction will allow the Company to focus on its Seismic and Farm-Out Option Contract with Anadarko Petroleum (the “Anadarko Contract”). The Anadarko Contract covers approximately 8,750 net mineral acres in the Niobrara Play. According to a recent article in the Oil & Gas Investor, companies drilling the Niobrara in the DJ Basin to the south of the Company’s Niobrara project area are horizontally drilling all three Niobrara benches separately plus the deeper Codell formation, resulting in as many as 16 horizontal wells per section. That drilling plan could theoretically result in over 200 wells on the Company’s existing Anadarko Contract acreage, although the Company cannot assure this result. Accordingly, the Company believes that a singular focus on the Anadarko Contract acreage is appropriate at this time.

“Combining new assets, people and ideas into a growing company is never easy but excellent progress has been made to date. We expect our production enhancement program in Louisiana combined with drilling initiatives later this year in Louisiana and in our Oklahoma Mississippian Lime and Wyoming Niobrara project areas to result in a significant step forward in production and asset value for the Company,” said Randy M. Griffin, CEO of Armada Oil, Inc.

About Armada Oil, Inc.
Armada Oil, Inc. (OTCBB: AOIL), headquartered in Dallas, Texas, is a growth-oriented oil and gas Exploration and Production (E&P) company with a focus on growing reserves and net asset value per share, primarily through the acquisition, development and enhancement of multiple onshore oil and natural gas producing properties as well as the development of highly diversified developmental drilling opportunities, both conventional and unconventional. The Company currently has producing oil properties in Plaquemines and Lafourche Parishes in Louisiana and in Young County, Texas.  In addition, the Company has developmental properties in Garfield and Major Counties, OK and Wyoming County, NY and controls a strategic acreage position in southern Wyoming in the liquids-rich Niobrara Play.

More information about Armada Oil may be found at http://www.armadaoil.us.

Forward-Looking Statements
Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the ability of the Company to build and maintain a successful operations infrastructure, the Company’s ability to integrate acquired assets, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:
Armada Oil Inc.
972-490-9595
ir@armadaoil.us